Annual Report

Cover Page

Name of issuer:

Haint Blue Brewing Company LLC

Legal status of issuer:

Form: Limited Liability Company

Jurisdiction of Incorporation/Organization: AL

Date of organization: 12/7/2015

Physical address of issuer:

806 Monroe St
Mobile AL 36602

Website of issuer:

http://www.haintbluebrew.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

2

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$209,132.00	$55,207.00
Cash & Cash Equivalents:	$183,340.00	$28,725.00
Accounts Receivable:	$0.00	$0.00
Short-term Debt:	$0.00	$0.00
Long-term Debt:	$442,547.00	$125,000.00
Revenues/Sales:	$265,189.00	$0.00
Cost of Goods Sold:	$179,412.00	$8,181.00
Taxes Paid:	$0.00	$0.00
Net Income:	($65,922.00)	($51,406.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

Haint Blue Brewing Company LLC

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☑ Yes ☐ No

Reason for failure to comply:

The issuer failed to file a 2016 annual report.

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Keith Sherrill	CEO	2015

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering

No principal security holders.

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

Delays in obtaining zoning permits with the City of Mobile and the Mobile County Health Department. Currently, our location is not zoned for a brewery in the Downtown Development District, largely due to the fact that a microbrewery license has not been issued in our city since prohibition. We have met with the city, and we are initiating the process. Additionally, we have met with the neighborhood and it seems that they are thirsty for a brewery and excited for us to open. With that being said, we will be required to submit to a consolidated review commission, zoning board, and ultimately be approved by neighbors and city authorities to begin operation. We have no reason to believe we will not be able to overcome this hurdle within a reasonable amount of time, but we can't make any guarantees.

Delays in federal and state permitting to obtain a manufacturing license. We have submitted our filing with the TTB. The process has been quoted to take 4-6 months to obtain approval from the federal government; we submitted in June. Once we are approved we will be required to submit to the State, and ultimately the City of Mobile will need to sign off on the aforementioned zoning variance. We anticipate all of this to be wrapped up by our anticipated "date of opening", but again there is no guarantee.

Delays in construction. We have commissioned and completed schematic designs for our production facility with an architect. Also, a general contractor, sub-contractors, and engineers have reviewed our plans. We anticipate 4 months of construction time once funded. However, once construction begins, there is risk that new information on the structural soundness of our building could come to light – information that could ultimately delay construction and our projected "date of opening".

Uncertain Revenue. In terms of revenue, it could be that our financial projections are not accurate or that it takes longer (if at all) to become a profitable brewery with real revenue. If this is the case, our investors may experience a lengthy period on their rate of return or lack of return that is well below that of other investment opportunities. We are a start-up company without historical revenues to date. It is important to note, that while repayment dates are structured as quarterly, the repayment amount is not necessarily a fixed amortization schedule. Rather, the repayment is structured as 10% gross revenue until 1.5x is repaid.

Potential supply chain issues. As a new brewery there is a chance that we could experience supply chain issues with ingredients due to lack of a long-standing relationship with suppliers. For example, if there were a hop scarcity, there is a risk that we would have to amend our list of prototype brews to date. Thus creating a concern for quality control and sourcing for our tap-room and distribution capabilities.

Unlikely, but possible changes in laws. It has been legal to "home brew" in Alabama since 2013. There is a risk that the population of Mobile could decide to brew their own beer, rather than patron a local brewery – a refusal to pay a premium for a craft brew. We believe the former scenario is unlikely, however there is a risk that if it occurred it could cut into our profitability.

Although Alabama is 47th in Union in terms of breweries per capita, there is a risk (despite our research) that a brewery is not a viable business suited for the Great State of Alabama. Furthermore, although the craft beer segment is growing at an aggressive rate, it could be that Haint Blue Brewing Company is a late-comer to a craft beer bubble. If this were true, it could lead to our demise and cause us to be a risky investment. However, I couldn't possibly mention the former without sharing that we have "first-mover advantage" in Mobile, Alabama.

The Owner of Haint Blue Brewing Company has never led a start-up for-profit company or been a salaried employee of a brewery. Our head brewer has never been a salaried employee of a known brewery The former could be viewed as a risk for investors. Ultimately, investors are encouraged to explore the credentials of the proprietor of Haint Blue, question those who have tasted the company's prototyped product, and to decide for themselves as to whether or not Haint Blue's team is capable of leading and growing a truly great American company.

Delay in equiptment delivery. Although equipment has been sourced and is currently available, there could be a delay in equipment delivery. Should Haint Blue Brewing Company experience a delay in funding or pick-up, a situation could arise that would cause us to source elsewhere. Should we have to commission new equipment, other than what has been sourced, there could be a "delay in opening" due to lengthy fabrication times. Although we have no reason to believe we will live this scenario, as with most things – risks exist.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
LLC Ownership	100%	100%	Yes

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	None
Options:	None

24. Describe the material terms of any indebtedness of the issuer:

Loan

Lender	Community Bank
Issue date	09/29/16
Amount	$25,000.00
Outstanding principal plus interest	$1,000.00 as of 04/26/18
Interest rate	7.0% per annum
Maturity date	09/28/18
Current with payments	Yes

Operating line of credit

Loan

Lender	Sunbird Provider, LLC
Issue date	12/12/16
Amount	$25,000.00
Outstanding principal plus interest	$23,625.00 as of 04/26/18
Interest rate	8.0% per annum
Maturity date	01/01/23
Current with payments	Yes

Year 1 is interest only payment. Year 2 through 5 are compounded monthly. Prepayment without penalty or notice is allowed.

Loan

Lender	Synovus Bank
Issue date	11/17/17
Amount	$50,000.00
Outstanding principal plus interest	$350.00 as of 04/26/18
Interest rate	6.05% per annum
Maturity date	11/15/18
Current with payments	Yes

Operating Line of Credit

Loan

Lender	Synovus Bank
Issue date	12/27/17
Amount	$50,350.00
Outstanding principal plus interest	$50,350.00 as of 04/26/18
Interest rate	5.93% per annum
Maturity date	01/05/19
Current with payments	Yes

Interest only until maturity.

No.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
12/2016			$266,429	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☐ Yes
☑ No

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Historical Results of Operations

Our company was organized in December 2015 and has limited operations upon which current & prospective investors may base an evaluation of its performance. Operations & revenues are the direct result of an interim contract brewing operation & local distribution footprint with the Mobile Metropolitan Area.

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $265,189 compared to the year ended December 31, 2016, when the Company had revenues of $0. Our gross margin was 32.35% in fiscal year 2017, compared to % in 2016.
- *Assets.* As of December 31, 2017, the Company had total assets of $209,132, including $183,340 in cash. As of December 31, 2016, the Company had $55,207 in total assets, including $28,725 in cash.
- *Net Loss.* The Company has had net losses of $65,922 and net losses of $51,406 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.
- *Liabilities.* The Company's liabilities totaled $316,487 (including Wefunder principal) for the fiscal year ended December 31, 2017 and $50,000 for the fiscal year ended December 31, 2016.

Liquidity & Capital Resources

To-date, the company has been financed with $50,000 in debt exclusive of a new Synovus line / loan referenced in "runway & short / mid term expenses". It is likely that we may need to obtain additional funds to complete the build out of our facility & ensure the viability of the business while continuing to build our brand.

Runway & Short/Mid Term Expenses

Haint Blue Brewing Company LLC cash in hand is $80,412, as of March 2018. Over the last three months, revenues have averaged $10,000/month, cost of goods sold has averaged $15,700/month, and operational expenses have averaged $12,700/month, for an average burn rate of $18,400 per month. Our intent is to be profitable in 0 months.

Since the New Year, we have started the remodel of our existing location to prepare to brew. The storied Ice House is well on her way to a future in the beer business. We signed a new loan for $428,000 with Synovus Bank for the remodel and expansion.

Given the demand for summer beer sales & an increased presence in retail establishments along Alabama's Gulf Coast..management fully expects revenues to increase in the near future. This coupled with a further expansion of the brand and brand recognition will help to increase sales.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

https://www.haintbluebrew.com/investor-relations

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

- Financials 1
- Financials 2

Appendix D: Director & Officer Work History

- Keith Sherrill

Appendix E: Supporting Documents

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HAINT BLUE BREWING COMPANY

The only craft microbrewery in Mobile, Alabama

$266,429 raised from **271** investors
Successfully Funded on Dec 10 2016

"We're building the only craft brewery in Mobile, AL where we'll brew all our drafts in-house and feature a taproom where locals can taste our latest creations. I spent 14 years in the army – my last assignment in Seattle is where I fell in love with craft beer. Now, I'm ready to bring that back home. We've already nailed down a location: the historical Crystal Ice House that's a whopping 7,000 sqft. Our next steps are to purchase remaining equipment and to have our doors open by Mardi Gras 2017.



Keith Sherrill
PRESIDENT, HAINT BLUE BREWING COMPANY

OUR AMBITION

The nearest brewery to Mobile, AL is 20 miles away—across the bay. Mobile has a population of 200,000 beer-thirsty citizens and is home to the Mardi Gras festival and three universities. This city is ready to take on the craft-beer trend. We want to be *the* brewery for Mobile and the State of Alabama. As a production facility in Alabama's only port city, expansion could include international distribution with a packaged product that will proudly shout, "Made in Mobile!"

KEY FACTS

- The only microbrewery & taproom in Mobile; population 200,000 and 3 universities
- Alabama governor signs House Bill 176 in 2016
- Business model validated through attendance of Stanford Ignite | Stanford Graduate School of Business.
- Secured the historic Crystal Ice House as our production facility; 7,000 sqft
- Founder spent 14 years as an Army Ranger, MEDEVAC Pilot, and 160th SOAR Pilot In Command / FMQ

DOCUMENTS

HaintBlue_Architectural.pdf

haintbluebrew.com *from Mobile AL* FOOD ALCOHOL BREWERY BARS & CLUBS

Why I Like Haint Blue Brewing Company

Keith Sherrill is a knowledgeable, hardworking and creative entrepreneur. He has carefully researched the market for Haint Blue in Alabama and the South and is definitely onto an interesting opportunity. And, most importantly, he makes great beer!



Steve Ciesinski

Mobile is ripe for growth downtown. The addition of a brewery not only provides additional entertainment value, but also growth for Mobile's economy.

Jarrett McCraw

Co-founder of Mighty

Keith is a military hero and a passionate entrepreneur who has invested the time and energy to make himself a better businessman. I was fortunate to have worked with Keith on his business plan during his time at the Stanford Graduate School of Business Ignite Program. I believe that with Haint Blue, Keith is combining his passion for business and for the city of Mobile into an authentically local, community-oriented craft brewer that the city will hopefully embrace and enjoy for a long time.

Rob Selati

Madison Dearborn Partners; director of Ruth's Hospitality Group and former director of Beverages & More (BevMo!)

The adaptive reuse of the old Crystal Ice House has me grinning from ear to ear. That such a perfectly located site ripe with such potential WILL BE a brewery makes the grin a parched one.

Cartledge W. Blackwell, III

Assistant Director & Architectural Historian, Mobile Historic Development Commission

Real Deal with Ron Sivak - Pitchers & Pitching

We interview entrepreneur Keith Sherrill to understand his passion to start a local brewpub, called Haint Blue Brewing Co., within a city he's called home for a little over a year. A 14-year Army veteran, Sherrill initially became enamored with the concept

November 2, 2016 @ itunes.apple.com

Wet Willies, other new businesses, open in downtown Mobile

Nearly a dozen daiquiri machines are churning inside of Wet Willie's in downtown Mobile. The national chain restaurant and bar opened up at the corner of Conception and Dauphin streets earlier this week. Wet Willie's is just one of many new businesses

October 13, 2016 @ local15tv.com

Haint Blue: Planned Mobile brewery seeking investors, aiming for Mardi Gras

"I think we're going to be something very different than what Mobile is used to," says Keith Sherrill, who's on a mission to open Haint Blue Brewing in a downtown warehouse. That's a safe bet, since Mobile isn't used to having a brewery at all.

September 29, 2016 @ al.com

Inside Mobile's New Brewery

"My plan is to build the coolest brewery I've ever seen," Keith Sherrill says, his voice echoing throughout an empty warehouse on Monroe Street. To the untrained eye, it's a dark, forgotten space, where walls of exposed brick support a soaring metal ceiling.

September 28, 2016 @ mobilebaymag.com

Cheers! Haint Blue Brewing announces Mobile location

A local investor paid $435,000 for 61 acres at Michigan Avenue and Hickory Street in Foley, and plans to build a subdivision on 51 of the acres, according to M.J. Baxter & Associates, who represented the buyer. The 10 acres...
September 20, 2016 @ al.com

Haint Blue Brewing Co. taking over former Crystal Ice House

Mobile needs another brewery like we need another parking space, so many of you will be excited to hear Haint Blue Brewing Co. is coming to the former Crystal Ice House building at 800 Monroe St. Hopes are that the new suds house will be open by
September 14, 2016 @ lagniappemobile.com

Our Craft Beer Embodies the Southern Soul

Haint Blue is the traditional color southerners paint their porch ceilings to ward off bad spirits. Now, we're bringing the good spirits in.

We envision our craft beer as one that the people of Mobile, Alabama can sit down on their front porch with and share with their friends. Haint Blue Brewing Company will be *the* Mobile, Alabama watering hole—a place for the community to relax, hold events, and, of course, grab a damn good ale.

The Beginning: 14 Years in the Army

"Complete the objective. Keep the team safe. Don't crash the helicopter. Now, I just want to make good beer."

Our founder Keith was stationed in Seattle, Washington where he visited some of the best beer meccas in the country. He came home to Alabama a year ago and realized that Mobile, AL (population 200,000) didn't have a single brewery. Now, he's going to change that.





Matt Wheeler (Head Brewer) left
Keith Sherrill (Founder) right

Our Beers are Crafted with Care

Our brews feature Afghani saffron and water from our in-house well.

We're the only craft beer that features saffron from the mountains of Afghanistan. The saffron gives the brew a tea-like quality that is perfect for sipping on the porch. Our location (the Crystal Ice House) also lends us its built-in 80 ft well where we'll draw fresh water for our brews. And because Mobile is the rainiest city in the country, the fresh water is abundant.



cold storage room
racking
grain storage
+ 2 months supply
+ [114] 50 lb. bags
+ needs climate control
milling
+ grain weighed & crushed
+ conveyed via auger
mash tun
+ water added
+ wort is created
+ 300 lbs. of grain removed by hand
brewing copper
+ hopps & heat
heat exchange
fermentation tank
+ jacketed tanks allow for precise temperature control
+ 4x single batch
+ 4x double batch
serving vessels
+ carbonation is ready in 3 days
+ 7 @ 210 gallons each
+ pressurized
tap handle
+ delightful consumption

Say Hello to Our Beers



SAFFRON SAISON

Made with hops from America, New Zealand and England, malt from Germany, yeast from Belgium, and saffron from the mountains of Afghanistan, this beer is unique in flavor, color, and origin. Mildly sour with a heavy fruit finish. 7%ABV



HAINT BLUE BLONDE

An ale that resembles a light-American lager. We believe this beer serves as a great reward to the end of a hard day of honest work. Cut the grass. Hang the flag. Pour a Haint Blue Blonde. Watch the Tide Roll. 5.5% ABV.



HAINT BLUE IPA

This is a classic American IPA with a strong hop aroma and flavor. The citrus, floral scent is a welcomed balance to a style that's known for being bitter. You'll want to have the best view of the front porch flag while you pour this one up. 6.6% ABV



HAINT BLUE DOUBLE IPA

This beer is much like our original IPA, but with A + sized list of ingredients. It's a deliberate beer that you'll thank us for after one pint. We'll be happy to find you a rocking chair before you get too weak in the knees. 9+% ABV.



SUMMER PORTER

A smooth dark beer that pairs well with the hot Southern climate. This finishes with a nice coffee-like flavor. Spoiler alert: That isn't coffee you're tasting, it's quality-roasted malt. Finish this beer, and paint the porch. 5.5% ABV.

We Already Have a Location

We're renovating the 1927 Crystal Ice House (7,000 sq ft).

Our building is a well-known, historic space in Mobile known as the Crystal Ice House. We'll brew our very own beer here, host tours, as well as feature a taproom where customers can taste our latest concoctions and hang out with friends.




south elevation
east elevation
north elevation
west elevation





Our Goal is to Open Doors by Mardi Gras 2017!

Your investment will help us buy remaining equipment and open our taproom.

December 2015

Haint Blue Brewing Company LLC is incorporated.

Keith forms the brewery entity from Washington State.

Keith's Family Moves to Mobile

Keith, Gracie and Sammy (his two year old son) pull into Mobile, arriving at their new home in Midtown.

January 2016

The First Batch

Haint Blue's first prototype batch is brewed in Keith's garage.

January 2016

Testing First Machinery



Matt and Keith fly to Denver, CO to brew on a 7bbl commercial system, the same sized system we'll use in our brewery.

March 2016

We Secure a Location

Haint Blue secures our production facility, the historic Crystial Ice House which is 7,000 sqft.

April 2016

Research in Belgium, Beer Capital of the World



Keith and Gracie arrive in Belgium, and travel to Westvleteren Brewery at the Trappist Abbey of Saint Sixtus.

June 2016

Studies at Stanford.



Keith travels to Stanford to attend the Stanford Graduate School of Business' Ignite Program. Haint Blue is selected as a team project for the course.

June 2016

Start Construction & Purchase Remaining Equipment

October 2016

Haint Blue Brewing Company Open for Business!

Spring 2017

Give Mobile, AL Their Own Craft Beer

The nearest taproom is 20 miles away (across the bay)! Let's bring the beer home.

"Keith is a military hero and a passionate entrepreneur who has invested the time and energy to make himself a better businessman. I believe that with Haint Blue, Keith is combining his passion for business and for the city of Mobile into an authentically local, community-oriented craft brewery that the city will hopefully embrace and enjoy for a long time."

- Rob Selati, Managing Director of Madison Dearborn Partners


Mauvilla
Kushla
Saraland
Hurricane
Crossroads
Whitehouse Forks
Chickasaw
Prichard
Blakeley
Bromley
Stapleton
HAINT BLUE
BREWING COMPANY
Mobile
Spanish Fort
Mobile Bay
Malbis
Ellisville
Tillmans Corner
Daphne
Belforest


BILLY & JESSICA
MARK D.
CHARLIE G.
LEWIS G.
BENNIE H.
BEN H.
JARRETT M.
STEPHEN M.
ANDY R.
ED W.

Meet Our Mobilian Investors

Located near the Port of Mobile, downtown and just off Interstate-10, we will truly be Mobile's front porch. This is why we turned to crowdfunding—we wanted to give Mobilians the opportunity to join in this addition to the great city that is Mobile.

We have received tremendous support and an outpour of positivity from the community and citizens who are excited about what we are building.

Let's Have a Toast!

It's true that we love beer, but we're more in love with what beer can do. It's the official drink of human emotion. We consume it when we want to celebrate a friend's engagement, honor a fallen comrade, or reward ourselves for an honest day's hard work. Sometimes, we simply yearn for 5 o' clock somewhere.

In terms of being a beer company, it's important that we love our lot, community, and country. After spending over a decade in US Army Special Operations, I am no longer ignorant to the impact each one of us can have on the world. I intend for Haint Blue to accept the challenge of being a contributing brewery of society. We have taken on this challenge. Your investment will do more than build a brewery, it will breathe life into a century old Southern ice house that has been vacant for decades. Our beer will always be ice cold!

When you drink our beer, you will have an opportunity to fight terrorism from the sidelines. You see, we brew two beers with Saffron grown in the mountains of Afghanistan. We obtain this spice from a veteran owned company that is striving to turn opium growers into saffron farmers; an initiative that could ultimately stymie the financing of terrorist organizations.

Wefunder's mission of "putting humanity back into capitalism" is perfectly aligned with our company's values. Why shouldn't anyone be able to invest in the things they care about? Funding in this way, Regulation Crowdfunding, is currently described as non-traditional and sometimes considered a waste of time by the status quo...we think they're wrong.

Let's build Mobile's brewery and taproom together. After all, we each have an opportunity to become a MOBILIANAIRE - Mobile was born to celebrate! Join me on the porch for a pint, and in honor of the founder of the Crystal Ice Company-who built our facility in 1927, have an ice day!

Cheers,



Keith Sherrill, Founder

Founder



Keith Sherrill

President

A 14 year army veteran who fell in love with craft beer while stationed in Seattle.

AND THE REST OF THE TEAM



Matt Wheeler

Head Brewer

Equal parts scientist:artist. He spent his formative years chasing a rock and roll dream, but has proven to be a brewer by divine design



Gracie Sherrill

First Lady

A learned lady of fine arts - lifelong crafter with a heart for hops.

Raised $491,779 From 271+ Investors

Kevin Helm

I am highly experienced in sales and strategic planning within the food/retail industry. Personally, I have a passion for the outdoors, new travel experiences, and investing.

Jarrett McCraw

Curious by nature, marketer by trade. Co-founder of Mighty, Founder of American Juices and investor. Member of YEC.

Brent Barkin

Trevor Prophet

Proud husband, Veteran, engineer, pilot, educator, and waterman.

Laura Wheeler

Ones Hop

MORE INVESTORS

Interview

– COLLAPSE ALL

WF: What is Haint Blue Brewing Company?

Haint Blue Brewing Company aims to be the first microbrewery since prohibition in Mobile. There's been a couple of brew pubs but they were more restaurants that happened to make beer instead of breweries who might happen to have food, if that makes any sense. We couldn't even have a brew pub here until the nineties. The law changed and only recently, in 2016, we can now self distribute as breweries up to a certain amount of ounces. We could actually send you home with a growler. All this is new. We see it as a new market opportunity and, as a brand, we want to be a Mobile home town brewery.

WF: What's new about what you're making? How is it different?

HB: It's made with love in Mobile, Alabama! So yes, we offer domestic beers. We are Mobile's only microbrewery in a city of nearly 200,000 people. Our beers are brewed with water from an on-site well…they can't be easily replicated. Spoiler alert: we found a way to fight terrorism with beer; the secret is in the sauce.

WF: What do you understand about your business that others don't get?

HB: Craft beer is all about people. It breaks down barriers, casts inhibitions to the wind, fosters new relationships, and lubricates the gears of many friendships. It gives people a break from the real world, a chance to relax, and instills a certain 'de bon aire'. It can transform a chuckle into a laugh, and a laugh into a guffaw. With all of the wonderment that craft beer provides enthusiasts and patrons, Haint Blue Brewing Company has the opportunity of being the catalyst to many of the things people enjoy most in life. Perhaps a pint of Haint Blue may even receive the distinction of being the toast to honor someone, or provide the spark to a celebration. Who wouldn't want to be apart of that?

WF: How big is the market?

HB: According to the Brewers Association, the craft beer is a $22.3 billion market. Sales of craft beer for 2015 were up 12.8% and exported craft beer sales were up 16.3% for 2015. While those are national numbers and we are focusing on our immediate market initially, there is tremendous future growth opportunity. In addition to the national statistics, Alabama is 39th in production and 47th in the Union in terms of breweries per capita. We aim to change that.

WF: Who are your competitors? How are you different?

HB: Currently, there is not a microbrewery in the City of Mobile. The closest brewery is located across the bay. By definition, Haint Blue Brewing Company with be the first microbrewery and taproom in the City of Mobile since prohibition.

The company's production facilities are located in the historic Crystal Ice House, built and ran by 4 generations of Mobile's own- Quinlivan Family. The Quinlivans still serve the local community and stand willing to build a strong relationship with our company. The building is brimming with character and is located in the Historic Church Street East neighborhood. In addition to being in the center of a lively, quaint neighborhood, we have a connection with the city's eccentric, buried kin. Our historic Ice House / modern brewery is bordered by an 19th Century graveyard; Mobile's ultimate party guy, Joe Cain, is buried in the back yard. If the former wasn't enough to cause your hair to stand up, we are located along the route for Mobile's best celebrations: Mardi Gras and the Azalea Trail Run. But wait, there's more! We are a rock's throw from the Historic Oakleigh neighborhood and Callaghan's Irish Social Club.

Local certainly supports local. Small breweries create a culture. We're giving a reason for people to visit Mobile. As a region, existing breweries and new entrants don't necessarily stymie are effort. We don't simply view them as competitors, but as allies in a heavily regulated industry - we even see opportunities to collaborate!

WF: How will you make money?

HB: Haint Blue Brewing Company will generate revenue through two primary sources of income. The first is through traditional distribution channels. Our second source of revenue will be through beer sales in our on-site taproom. We will of course generate revenue through other income producing efforts such as brewery tours, hosting of private events, apparel, novelty item sales, and special event ticket sales.

WF: How did you get started?

HB: I've always loved beer! Honestly, the only reason I do any physical activity is so I can drink more beer. I love the people who share my passion. I spent 14 years in the US Army; a decade of which was in Special Operations as a 3/75 Ranger, Medevac UH-60A Pilot, and 160th SOAR MH-47G Pilot. While my previous employment was a good time, I was ready to take a knee and drink beer. So, the journey began. The last twelve months has included brewing (as a student) at a Colorado brewery/tasting the finest beers in places like Asheville, Portland, Seattle, Brussels, and London. All of the knowledge gained on the former trips has been put into to practice with my head brewer and friend, Matt Wheeler. Additionally, I've managed to compliment my Special Operations experience and iron-clad stomach for risk with a real business education. I've attended Stanford GSB's Ignite Program, due to depart soon for an entrepreneurial course at Cornell, and I am a part-time student pursuing an MBA at The College of William & Mary.

WF: Why Mobile?

HB: Well, I'm a native of Mobile's state. I came home to be near family after serving in the military, traveling the country, and exploring the globe. I came to Mobile for a mid-tour R&R from Afghanistan in 2011... side bar-a Mobilian bought me a beer, the first I had in months, on the connection flight from Atlanta to Mobile. Once here, I remember going for a run the next morning down the streets and sidewalks of which were lined with live oak trees that were/are older than Alabama. I've been in love ever since. Seriously, I may be a bona fide Mobile tree hugger. In terms of a business decision, Mobile has zero breweries and a culture that can sustain one!

WF: What are you building?

HB: At the time of this writing, our production facility, the historic Crystal Ice House, is nothing more than a dot along the trail of the South's abandoned ice plants. We want to breathe life into this building and invite our patrons in. It's important that we are careful in up-fitting this property, careful not to erase the character of the building. With that being said, it won't be cheap. With your investment, we will make a functioning brewery of modern society that lends a nod to its history.

WF: What's special about your location?

HB: Our location is perfect. We locked down a century old ice house, which is something also very Southern, there's early 20th century ice plants all over the south. It's also bordered on two sides by the Church Street East Graveyard so we have our own resident spirits there, a lot of eccentric characters from the region. Joe Cain, the father of Mardi Gras, and kind of a Mobile Renaissance man, Eugene Walters, are buried there.

We've got a lot of bike traffic that comes by due to the tunnel being open on Saturday mornings. It's also on the Mardi Gras parade route, which is essentially a beer drinking holiday. The Azalea Trail Run route runs right by the brewery. We are right in the heart of two historic districts so there's also quite a bit of foot traffic. We are on the edge of downtown so it's a dense area in terms of population. We're not far from the interstate as well but we don't have a view of the interstate, which is great!

The property itself is 7,000 square feet so initially we wanted to carve out 2,500 square feet for a tap room. We have a lot of room for organic growth. There are outdoor entertaining opportunities and areas to add additional revenue streams. e.g. whether it be music or weddings

We're very deliberate, nothing's on accident. We care about every single detail from the beer to the space, to the message to the logo. We're very much Mobile's brewery and I hope to bring something new with a nod to history, because that's what makes this place unique. I don't want to paint over everything in our building, I want to highlight its history.

WF: What ideas do you have for growth in the next months?

HB: My projection is that we'll produce 1,200 barrels in the first year @ 60% capacity - 50/50 taproom:distribution.

Ask a Question

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ASK QUESTION

James Beck Oct 14 2016

I attempted to invest $1000 and when I click on complete investment, nothing happens. I noticed another person had this same problem on Oct. 3. Is it going to be fixed anytime soon?



Keith Sherrill President FOUNDER Oct 14 2016

James, thanks for the alert - and your investment! I have you as an "investor" under our user dashboard, and the needle moved on the ticker...it seems your intent to invest was received. I'll make WeFunder aware of a potential issue, and pass you any information I receive.

LIKE

Timmy Timmy Sep 29 2016

If I invest the top amount of $10,000, does this also include all of the perks for the amounts less than a $10k investment? Does a $5,000 investment also include the $1,000 and below investment perks? Thanks.



Keith Sherrill President FOUNDER Sep 30 2016

Absolutely, with one exception. I may ask you to pick a pint glass or a mug (e.g. investment = $500 vs. $1000...your choice).

LIKE

MORE QUESTIONS



HAINT BLUE BREWING COMPANY

2017 Report

Dear investors,

I am truly disappointed that we are behind schedule due to the appeal / legal battle surrounding our zoning variance. However, I believe a silver lining exists. In truth, I believe this "go-slow" / contract brewing operation has made us much smarter as a company. We have been able to design with less distractions, iterate with lightning speed, & create lasting partnerships that I would have likely fooled myself into thinking weren't necessary otherwise. I am humbled by your confidence in my abilities as a leader & grateful for your contribution to my efforts. Cheers to 2018!

We need your help!

Continue to follow us on social media. Tell friends about Haint Blue Brewing Co. = our story, our beer & our brand. It's my belief that quality is the best form of advertisement & "word of mouth" is the best way to spread the news. When you drink beer, drink Haint Blue. We appreciate everything you do! Seriously, it takes a village to raise a brewery. Lastly, please feel free to pass along a good idea or two.

Sincerely,

Keith Sherrill

President

Our Mission

The nearest brewery to Mobile, AL is 20 miles away—across the bay. Mobile has a population of 200,000 beer-thirsty citizens and is home to the Mardi Gras festival and three universities. This city is ready to take on the craft-beer trend. We want to be *the* brewery for Mobile and the State of Alabama. As a production facility in Alabama's only port city, expansion could include international distribution with a packaged product that will proudly shout, "Made in Mobile!"

See our full profile

How did we do this year?

Report Card

B+

The Good

We "contract brewed", & sold nearly 600 barrels of beer. HB is the #1 selling craft beer in our distributor's portfolio!

We competed in the Great American Beer Festival. Although we didn't win a medal, the fan fare & judges' comments were positive.

Beyond kegs, we also bottled a couple of varieties too! Of course, creating the labels was another opportunity to define our brand.

The Bad

Well, we spent most of the year consumed in a legal battle. That was a real bummer.

Due to the lawsuit, we were unable to obtain construction permits to build a taproom.

Due to the lawsuit, we were unable to obtain a manufacturing license to brew & distribute from the Ice House.

2017 At a Glance

January 1 to December 31



$$$$

$265,189
Revenue



-$65,922
Net Loss



IOU!

$0
Short Term Debt



$100,350
Raised in 2017



$80,412
Cash on Hand
As of 03/31/18



Months of Runway
As of 03/31/18

INCOME | BALANCE | NARRATIVE

Historical Results of Operations

Our company was organized in December 2015 and has limited operations upon which current & prospective investors may base an evaluation of its performance. Operations & revenues are the direct result of an interim contract brewing operation & local distribution footprint with the Mobile Metropolitan Area.

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $265,189 compared to the year ended December 31, 2016, when the Company had revenues of $0. Our gross margin was 32.35% in fiscal year 2017, compared to % in 2016.

- *Assets.* As of December 31, 2017, the Company had total assets of $209,132, including $183,340 in cash. As of December 31, 2016, the Company had $55,207 in total assets, including $28,725 in cash.

- *Net Loss.* The Company has had net losses of $65,922 and net losses of $51,406 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.

- *Liabilities.* The Company's liabilities totaled $316,487 (including Wefunder principal) for the fiscal year ended December 31, 2017 and $50,000 for the fiscal year ended December 31, 2016.

Liquidity & Capital Resources

To-date, the company has been financed with $50,000 in debt exclusive of a new Synovus line / loan referenced in "runway & short / mid term expenses". It is likely that we may need to obtain additional funds to complete the build out of our facility & ensure the viability of the business while continuing to build our brand.

Runway & Short/Mid Term Expenses

Haint Blue Brewing Company LLC cash in hand is $80,412, as of March 2018. Over the last three months, revenues have averaged $10,000/month, cost of goods sold has averaged $15,700/month, and operational expenses have averaged $12,700/month, for an average burn rate of $18,400 per month. Our intent is to be profitable in 0 months.

Since the New Year, we have started the remodel of our existing location to prepare to brew. The storied Ice House is well on her way to a future in the beer business. We signed a new loan for $428,000 with Synovus Bank for the remodel and expansion.

Given the demand for summer beer sales & an increased presence in retail establishments along Alabama's Gulf Coast..management fully expects revenues to increase in the near future. This coupled with a further expansion of the brand and brand recognition will help to increase sales.

Net Margin: -25%

Gross Margin: 32%

Return on Assets: -32%

Earnings per Share: -$659.22

Revenue per Employee: $132,595

Cash to Assets: 88%

Revenue to Receivables: ~

Debt Ratio: 212%

Haint_Blue_CPA_Review-water...

Annual_Report_2017_2016.pdf

Compilation_Report_2017_FINA...

We ❤ Our
264 Investors

Thank You For Believing In Us

Kevin Helm
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Trevor Prophet
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Ones Hop
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Wayne Zbytovsky
Joseph Thibault
Amanda J. Hardesty
Jacob Hayden
Christopher M. King
Jason Patrick
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Julian Bingham
Luis Perez
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Douglas G Mancosky
Joy Hunt Eden
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Kyler Chambers
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Ross ORourke
Terry Walls
Anthony Schumacher
Lewis H. Golden
Craig Hamburg
Jee Hamburg
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Sean McCormick
Rob Selati
Daniel J Tapia
Mc Nair Historic Preserv...
Joshua Hamblin
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Web Walters
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Diane Ciesinski
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David Ward
Fakheruddin M Mustafa
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Wayne Feigenbaum
Stephen Blazo
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Frank A Bottini
Jesse Johnson
Ethan Robinson
Lonnie R Holland
Michael Napp
Neal Yates
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Charles Gray
Philip Austin
Stephanie Macon
Kris Ledbetter
Pauline VanBeek
Michael Ekwale
Larry McCloskey
Mark DeVoe
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Brandon Aaron Gibbs
Patricia Holben
Daniel Nafziger
Danielle Sonnefeld
Scott Borg
Richard K Smith
Anthony Bianchi
Vipul Savsani
Joseph Green
Randall Fausak
Lloyd Artis
Daniel Holian
Timothy S Carter
Leo Mierzwicki
Nadia Clark
Zella Jane Stiegler
Josh Brooks
Gerald Rhoades
Titus Oparaocha
Allen Keith EDWARDS
Emily And Marlena Kelley
Jackie Jones
Kenneth Van Rye
Christopher Loeffler
Michael Sanders
Todd Perdew
Keith Kay
Debbie Sinko
Jonathan Golden
Earl M Armstrong
James Rouse
Robert Comer
William Terry
Donny Wheeler
Jean D Fausak
Bill Moore
Sam Winter
Gloria ADDISON
Thomas J. Kassel
Senthil Kannan
Ginger Jesser
Michael Fry
Dave Nelson
Helen Nagle
William Gray
Eddie Langford
James P. Pinney
Stephen Michael Katz
William H. Bullard
Ronna Weaver
Tray Morgan
Jason Wittcop
Paresh G Vallabh
Sean Rosekrans
Marius Beceanu
James Williams

Jason Dickinson
Martin Morrell
Terence Bow
Robert Call
Brent Melroy
Natalie Lynn Ezell
Trevor Vallet
Milad Gerges
Jacquelyne Nichols
Bill Clark
Stephen Pettey
Christian N. Alameda
Hannah Wheeler
Gabriel Voehl
Kip Sharpe
Melissa & Brent Shaver
Thomas R Hegarty
Mark Hendley
Tim Gentry
Ted Flotte
Douglas Whitmore
Daniel Velder
Judy Velder
Judy Preston
Ronald Larsen
Anna Teachey
Bennett Hlavac
Jonathan Jetmundsen
David Turley
Merritt Thomas
Stephen Quinlivan Jr
Brad Fountain
Nathan Bosio
Philip Foster
Brent Smith
Debbie And Scott Amsb...
Kari McClanahan
Gerald Schwab Jr
Michael D. McIntosh
Long Van Nguyen
Cole Bahakel
Ronald G. Green
Bragg Van Antwerp
Robert Sheffield
James Burston
Sander Gossard
Matthew Ellender
Jason Weatherby
Vladyslav Ovchynnikov
Qiang Lai
Michael Baskin
Elizabeth Hagan
Robert McCown
Thomas HARDGE
Mohammed S Rais
Blakely Prine
Joshua Oney
William Key
Daniel Bridges
Michael Sinko
Brian Keith Swearingen

Thank You!

From the Haint Blue Brewing Company Team



Keith Sherrill
President



Matt Wheeler
Head Brewer

Equal parts scientist:artist. He spent his formative years chasing a rock and roll dream, but has proven to be a brewer by divine design



Gracie Sherrill
First Lady

A learned lady of fine arts - lifelong crafter with a heart for hops.

Details

The Board of Directors

None.

Officers

OFFICER	TITLE	JOINED
Keith Sherrill	CEO	2015

Voting Power

No one has over 20% voting power.

Past Equity Fundraises

None.

Outstanding Debts

LENDER	ISSUED	AMOUNT	OUSTANDING	INTEREST	MATURITY	CURREN
Community Bank	09/29/2016	$25,000	$1,000	7.0%	09/28/2018	Yes
Stollenweg Capital, LLC	11/26/2016	$75,000	$0	15.0%	12/31/2021	
Sunbird Provider, LLC	12/12/2016	$25,000	$23,625	8.0%	01/01/2023	Yes
Synovus Bank	11/17/2017	$50,000	$350	6.05%	11/15/2018	Yes
Synovus Bank	12/27/2017	$50,350	$50,350	5.93%	01/05/2019	Yes

Related Party Transactions

None.

Capital Structure

CLASS OF SECURITY	SECURITIES (OR AMOUNT) AUTHORIZED	SECURITIES (OR AMOUNT) OUTSTANDING	VOTING RIGHTS
LLC Ownership	100%	100%	Yes

	SECURITIES RESERVED FOR ISSUANCE UPON EXERCISE OR CONVERSION
Warrants:	None
Options:	None

Risks

Delay in equiptment delivery. Although equipment has been sourced and is currently available, there could be a delay in equipment delivery. Should Haint Blue Brewing Company experience a delay in funding or pick-up, a situation could arise that would cause us to source elsewhere. Should we have to commission new equipment, other than what has been sourced, there could be a “delay in opening” due to lengthy fabrication times. Although we have no reason to believe we will live this scenario, as with most things – risks exist.

The Owner of Haint Blue Brewing Company has never led a start-up for-profit company or been a salaried employee of a brewery. Our head brewer has never been a salaried employee of a known brewery The former could be viewed as a risk for investors. Ultimately, investors are encouraged to explore the credentials of the proprietor of Haint Blue, question those who have tasted the company’s prototyped product, and to decide for themselves as to whether or not Haint Blue’s team is capable of leading and growing a truly great American company.

Although Alabama is 47th in Union in terms of breweries per capita, there is a risk (despite our research) that a brewery is not a viable business suited for the Great State of Alabama. Furthermore, although the craft beer segment is growing at an aggressive rate, it could be that Haint Blue Brewing Company is a late-comer to a craft beer bubble. If this were true, it could lead to our demise and cause us to be a risky investment. However, I couldn’t possibly mention the former without sharing that we have “first-mover advantage” in Mobile, Alabama.

Unlikely, but possible changes in laws. It has been legal to “home brew” in Alabama since 2013. There is a risk that the population of Mobile could decide to brew their own beer, rather than patron a local brewery – a refusal to pay a premium for a craft brew. We believe the former scenario is unlikely, however there is a risk that if it occurred it could cut into our profitability.

Potential supply chain issues. As a new brewery there is a chance that we could experience supply chain issues with ingredients due to lack of a long-standing relationship with suppliers. For example, if there were a hop scarcity, there is a risk that we would have to amend our list of prototype brews to date. Thus creating a concern for quality control and sourcing for our tap-room and distribution capabilities.

Uncertain Revenue. In terms of revenue, it could be that our financial projections are not accurate or that it takes longer (if at all) to become a profitable brewery with real revenue. If this is the case, our investors may experience a lengthy period on their rate of return or lack of return that is well below that of other investment opportunities. We are a start-up company without historical revenues to date. It is important to note, that while repayment dates are structured as quarterly, the repayment amount is not necessarily a fixed amortization schedule. Rather, the repayment is structured as 10% gross revenue until 1.5x is repaid.

Delays in construction. We have commissioned and completed schematic designs for our production facility with an architect. Also, a general contractor, sub-contractors, and engineers have reviewed our plans. We anticipate 4 months of construction time once funded. However, once construction begins, there is risk that new information on the structural soundness of our building could come to light – information that could ultimately delay construction and our projected “date of opening”.

Delays in federal and state permitting to obtain a manufacturing license. We have submitted our filing with the TTB. The process has been quoted to take 4-6 months to obtain approval from the federal government; we submitted in June. Once we are approved we will be required to submit to the State, and ultimately the City of Mobile will need to sign off on the aforementioned zoning variance. We anticipate all of this to be wrapped up by our anticipated “date of opening”, but again there is no guarantee.

Delays in obtaining zoning permits with the City of Mobile and the Mobile County Health Department. Currently, our location is not zoned for a brewery in the Downtown Development District, largely due to the fact that a microbrewery license has not been issued in our city since prohibition. We have met with the city, and we are initiating the process. Additionally, we have met with the neighborhood and it seems that they are thirsty for a brewery and excited for us to open. With that being said, we will be required to submit to a consolidated review commission, zoning board, and ultimately be approved by neighbors and city authorities to begin operation. We have no reason to believe we will not be able to overcome this hurdle within a reasonable amount of time, but we can’t make any guarantees.

Description of Securities for Prior Reg CF Raise

Additional issuances of securities. Following the Investor’s investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor’s interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor’s investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company’s assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor’s initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company’s best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm’s-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

Minority Ownership

An Investor in the promissory notes will likely hold a minority position in the Company and will have no voting rights in the Company, and thus will be limited as to its ability to control or influence the governance and operations of the Company. The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its management, and the Investor will have no independent right to name or remove an officer or member of the management of the Company.

Exercise of Rights Held by Principal Shareholders

As holders of a majority-in-interest of voting rights in the Company, the shareholders may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor. For example, the shareholders may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. The shareholders may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns. The shareholders have the right to redeem their securities at any time. Shareholders could decide to force the Company to redeem their securities at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability. In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted. Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Restrictions on Transfer

The securities offered via Regulation Crowdfunding may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

- to the issuer;
- to an accredited investor;
- as part of an offering registered with the U.S. Securities and Exchange Commission; or
- to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Valuation Methodology for Prior Reg CF Raise

The value of the promissory notes will be determined by the Company's senior management in accordance with U.S. generally accepted accounting principles. For example, the notes may be valued based on principal plus anticipated Repayment Amount.

Company

Haint Blue Brewing Company LLC

- Alabama Limited Liability Company
- Organized December 2015
- 2 employees

806 Monroe St

Mobile AL 36602

http://www.haintbluebrew.com

Business Description

Refer to the Haint Blue Brewing Company profile.

EDGAR Filing

The Securities and Exchange Commission hosts the official version of this annual report on their EDGAR web site. It looks like it was built in 1989.

Compliance with Prior Annual Reports

Haint Blue Brewing Company has previously not complied with the reporting requirements under Rule 202 of Regulation Crowdfunding.

The issuer failed to file a 2016 annual report.

All prior investor updates

You can refer to the company's updates page to view all updates to date. Updates are for investors only and will require you to log in to the Wefunder account used to make the investment.

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Keith Sherrill

Entreprenuer

Mobile, Alabama | Think Tanks

Current	Haint Blue Brewing Company
Previous	Puget Sound Veterans in Business, US Army, Seattle Cancer Care Alliance
Education	William & Mary – Raymond A. Mason School of Business

Send Keith InMail

214 connections

https://www.linkedin.com/in/keithsherrill

Posts

Published by Keith


Startup
Weekend
Mobile

Start-up Weekend Mobile

August 21, 2016


Join veteran business leaders as we host our inaugural
Puget Sound Veterans In Business Networking Event

Puget Sound Veterans in Business

October 20, 2015

Background

Summary

Core Competencies include:

Project Management in High Stakes Environment
Risk Management
Professional Briefing Skills / Product Production

Education

William & Mary – Raymond A. Mason School of Business
Master of Business Administration (MBA)
2016 – 2018

Cornell University School of Hotel Administration
EBV Residency, Entrepreneurship/Entrepreneurial Studies
2016 – 2016

Stanford University Graduate School of Business
Stanford Ignite, Post Graduate Program, Entrepreneurship
2016 – 2016

Embry-Riddle Aeronautical University
Bachelor's degree, Aeronautics, Magna Cum Laude
2010 – 2015

-Quantitative intensive. Additionally, coursework included Business Ethics, International Business, Business Statistics, Financial Accounting, and Economics

Activities and Societies: Alpha Sigma Lambda Honor Society

Experience

Founder / President
Haint Blue Brewing Company
December 2015 – Present (10 months) | Mobile, Alabama Area

Cofounder
Puget Sound Veterans in Business
August 2015 – December 2015 (5 months) | Greater Seattle Area

Puget Sound Veterans in Business is a non-profit organization aimed at creating opportunities for transitioning service members and veterans.

-Recruited funds and talent across a broad range of industries to ensure the organization's success.
-Secured venue (Lemay Car Museum) and guest speaker (Washington State Senator / Veteran) for inaugural leader's symposium.

Company Operations Officer / MH-47G Special Operations Helicopter Pilot
US Army
2012 – December 2015 (3 years) | A Co 4-160th SOAR (A) , JBLM, WA

-Pilot in Command of an 80 million dollar aircraft and crew of six.
-Coordinate with customers and various departments within the organization to accomplish the end goal and ensure my boss's intent is met.
-Tasks have included planning, scheduling, and resourcing critical training events focused on advancing the skills of aircrews. Through the planning and execution of four complex inter-service training events, I grew our combat power by 30% and prepared multiple special operations air/ground units for combat deployment.

Infection Prevention Team Fellow (HCFA)
Seattle Cancer Care Alliance
August 2015 – November 2015 (4 months) | Seattle, Wa

Contribute to programs that work with patient care teams in both the Clinics and in collaboration with inpatient hospital settings to minimize the risk of infection to patients, visitors, and staff.

-Developed a standard operating procedure for investigating outbreaks of probable and novel pathogens within the SCCA clinic.

Assistant Company Operations Officer / UH-60A Medical Evacuation Helicopter Pilot
US Army
April 2010 – November 2011 (1 year 8 months) | C Co 3-10 GSAB (DUSTOFF), FT Drum, NY

-Planned and coordinated missions using composite risk management models for approval.
-Trained to indulge in a higher order of thinking conducted within a high stakes and dynamic environment.
-Required to set clear priorities, maintain an easily called upon knowledge bank of aircraft emergency procedures, memorization/understanding of surrounding terrain in a foreign country (Afghanistan), and capabilities of the nearest medical treatment facility.

- 1 honor or award

Team Leader / Airborne Ranger
US Army
December 2003 – July 2008 (4 years 8 months) | 3/75 RGR RGT, FT Benning, GA

Conducted special military operations in support of national policies and objectives.

- 2 honors and awards

Volunteer Experience & Causes

Event Organizer / Fundraiser
Northwest Guns-A-Go-Go
June 2013

Event organizer/lead planner for a 5K pub run within the city of Tacoma, WA. I created a lasting partnership with our host, Harmon Brewing Company, and ensured routes and liability insurance requirements were coordinated through the City of Tacoma's events office. The mission was to raise funds in order to honor our Vietnam brethren at the first Northwest Guns-A-Go-Go reunion.

Chairman of the Board, Puyallup Parks, Recreation, and Senior Advisory Board
City of Puyallup
April 2013 – March 2016 (3 years)

-Principal role is to manage and to provide leadership to the Puyallup Parks, Recreation, and Senior Advisory Board members.
-Accountable to the Board and acts as a direct liaison between the Board, residents of Puyallup, and the Puyallup City Council.
-Acts as the communicator for Board decisions where appropriate.
-Ensure that Board member are properly informed and that sufficient... **more**

Causes Keith cares about:

- Arts and Culture
- Education
- Politics
- Science and Technology
- Social Services

Skills

Top Skills

- 31 Military Operations
- 21 Military
- 21 Military Experience
- 21 Leadership
- 16 Operational Planning
- 15 Team Leadership
- 14 Leadership Development
- 14 Security Clearance
- 13 Strategic Planning
- 13 Afghanistan



Keith also knows about...

- 13 Army
- 12 Team Building
- 12 Training
- 11 Command
- 9 Operations Management
- 8 Combat
- 6 Communication
- 6 Aviation
- 5 Force Protection
- 5 Weapons
- 3 Recruiting
- 1 Craft Beer

Honors & Awards

Sikorsky Rescue Award
Sikorsky Aircraft
October 2010

Awarded for skill and courage in flight during a lifesaving mission (Afghanistan).

http://www.sikorsky.com/Pages/AboutSikorsky/CustomerAwards/RescueAwards.aspx

Army Ranger Tab
US Army
August 2006

The US Army's Ranger School is the premier leadership school for military professionals. Ranger School is one of the toughest training courses for which a Soldier can volunteer. For over two months, I was trained to exhaustion, pushing the limits of my mind and body; charged with leading soldiers on difficult missions.The Rangers' primary mission is to engage in close combat and direct-fire battles.

Senior Parachutist (Jumpmaster)
US Army
August 2007

Have obtained 30 jumps out of a high performance aircraft. Additionally, maintains the skills necessary to jump master a combat-equipped jump and the proper attaching, jumping, and releasing of combat and individual equipment.

Certifications

Speed Reading Seminar Certificate of Completion
American Speed Reading Corporation
Starting February 2014

Contagious: How Things Catch On
University of Pennsylvania, License Coursera Certification M79NRQ6R9KFR
Starting December 2015

Boots to Business
US Small Business Administration
Starting January 2016

Languages

English

Organizations

Mobile Area Chamber of Commerce
Member
Starting February 2016

Groups

Stanford Ignite 2016 -...
201 members
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